Exhibit 10.1

January 7, 2026

Cheryl R. Blanchard

Re:	Transitional Services and Separation Agreement

Dear Cheryl,

This letter agreement follows our conversations regarding your transition from your role as President and Chief Executive Officer of Anika Therapeutics, Inc. (the “Company”). We appreciate your contributions and would like to work with you to make this transition as smooth as possible. Consistent with that goal, the Company is offering you an opportunity to continue your at-will employment during a Transition Period as set forth herein.

Regardless of whether you enter into this Agreement, you are subject to continuing obligations under the Employment Agreement, including without limitation the confidentiality, assignment of inventions, noncompetition, nonsolicitation, and other restrictive covenants set forth in Section 8 and 9 of the Employment Agreement (with any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below) (the “Ongoing Obligations”).

This letter proposes an agreement (the “Agreement”) between you and the Company. Except for the Ongoing Obligations or as otherwise explicitly set forth herein, this Agreement supersedes your Employment Agreement with the Company dated April 23, 2020 (the “Employment Agreement”). You and the Company further agree as follows:

1. Separation Date; Transition Period.

If you enter into and comply with this Agreement, you will continue to be employed until January 31, 2028 (the “Anticipated Separation Date”) unless you resign or are terminated by the Company prior to such date. Your last day of employment, whether it is the Anticipated Separation Date or an earlier date, shall be referred to as the “Separation Date.” The time period between the date of this letter and the Separation Date shall be referred to as the “Transition Period.” During the Transition Period, you shall be permitted to serve on other company/organization boards and/or in an independent contractor / consultant / advisor capacity to other entities (collectively, “Outside Activities”) so long as (i) such Outside Activities do not conflict with your duties to the Company and you continue to abide by your Ongoing Obligations; and (ii) to the extent any such Outside Activities constitute Board service for, or advisor, consulting or other service relationships with, other business or for-profit entities, you first obtain advance Board consent for any such outside activities (which will not be unreasonably withheld).

The Transition Period will be structured as follows:

•

The Company is expected to announce your transition from President and Chief Executive Officer in or around January 2026 (the date of such transition, the “Tranisiton Date”). You will be paid your vacation pay that is earned but unused through December 31, 2025 in a lump sum on the first payroll date following the Transition Date.

•

You will continue to serve, subject to the rights of the Board and the Company’s stockholders under the Company’s Certificate of Incorporation and bylaws, on the Company’s Board of Directors (“Board”) through the Transition Period and thereafter as set forth below.

•

Effective February 1, 2026, unless another date is mutually agreed upon, (such actual first day of transition, the “Transition Date”), you will transition from your role as President and Chief Executive Officer into the role of Executive Chair, which will be a W2 employment role. You will serve as Executive Chair for a period of twelve (12) months, through January 31, 2027 (subject to the foregoing, the actual period of your service as Executive Chair is the “Executive Chair Period”).

•	Following your service as Executive Chair, you will serve as a W2 Special Advisor to the Board of Directors (the “Board”) for a period of six (6) months, through July 31, 2027.

•

Following your service as Special Advisor to the Board you will remain a W2 employee of the Company, and also serve on the Board, for a period of six (6) months, concluding on the Anticipated Separation Date.

•

Following the Anticipated Separation Date, you will continue to serve as a 1099 member of the Board through the end of your current term, which expires at the Company’s 2028 Annual Meeting of Stockholders.

•

Notwithstanding anything to the contrary in this Agreement, as with all Company employees, your employment shall remain at-will (i.e. terminable by either you or the Company without advance notice) at all times.

•

Your services throughout the Transition Period and thereafter as a 1099 member of the Board will be covered by the Company’s defense and indemnification provisions set forth in its by-laws, any applicable indemnification agreement and under its insurance policies, in each case subject to the terms of the applicable agreement, bylaws or policies.

During the Transition Period, you agree to: (i) perform duties requested and commensurate with the positions above; and (ii) provide such other services as the Company reasonably requires (collectively, the “Transitional Services”). For such services, you shall be provided Transition Compensation as detailed below.

To avoid doubt, notwithstanding anything to the contrary in this Agreement, this Agreement does not guarantee your employment for any length of time, and your employment remains at will, subject to the severance and other compensation provisions contained herein. Following the Transition Period, so long as you remain on the Board, you shall be eligible to receive standard Board member cash compensation (but to avoid doubt, not any equity compensation) for the remainder of your Board term in accordance with the Company’s Board compensation program then in effect. You shall not be entitled to receive any cash or equity or other compensation for your Board service prior to such time.

2. Compensation During Transition Period.

During the Transition Period, the Company shall provide you with the following benefits:

•

The Company shall pay you an amount equal to eighteen (18) months of your base salary rate in effect immediately prior to the Transition Date, paid ratably in substantially equal installments in accordance with the Company’s payroll practice over twenty-four (24) months, beginning on the first payroll date following the Transition Date, subject to all applicable withholdings (the “Transition Compensation”). You understand and agree that the Transition Compensation is equal to and in lieu of any severance pay due to you under the Employment Agreement.

•	You shall remain eligible for continuation in Company health, dental and vision benefits, subject to your copayment of premium amounts at the active employee rate.

•

Following the Transition Period, you shall be eligible for eighteen (18) months of COBRA continuation coverage in accordance with the Company’s standard policies and at your sole expense, in each case subject to the terms and conditions of the COBRA law.

•

Your equity awards granted under the Company’s 2017 Omnibus Incentive Plan and any other equity plan shall continue to vest throughout your service relationship during the Transition Period, in accordance with the terms of the applicable award agreements and equity plans.

•	You shall be eligible to receive a 2025 cash incentive bonus, as and to the extent determined by the Board in its sole discretion.

•

The Company shall reimburse you for reasonable legal fees incurred in connection with the negotiation and review of this Agreement, up to a maximum of $10,000, following the Company’s receipt of appropriate invoicing.

•

In the event that a Change in Control (as defined in your Employment Agreement) occurs during the Transition Period you shall receive the same treatment of your equity as set forth in Section 6(b) of your Employment Agreement, subject in all respects to such Section 6(b).

•

In the event of your Death or Disability (as defined in your Employment Agreement) during the Transition Period, all of the above payments and benefits shall be provided to you and/or your estate, as applicable.

You acknowledge and agree that, notwithstanding anything in the Employment Agreement or otherwise, you shall not be eligible for any salary, bonus, equity, or other compensation during the Transition Period except as detailed in this Section. You further acknowledge that you will not accrue any vacation during the Transition Period.

3. Severance Benefits in Connection with Early Termination. Your employment is and shall remain at-will. If the Company terminates your employment without Cause or if you resign for Good Reason (both as defined in the Employment Agreement), in either case during the Transition Period (i.e. prior to January 31, 2028), and provided you execute and do not revoke the Certificate attached as Exhibit A within seven (7) days following the Separation Date and such Certificate becomes effective, the Company will provide you with the following severance benefits:

•

The Company shall pay you any remaining unpaid portion of the Transition Compensation paid as salary continuation in substantially equal installments on the Company’s regular payroll dates through January 31, 2028 beginning with the first such payroll date after the Certificate Effective Date (as defined in Exhibit A below).

•

Subject to applicable law and plan terms, you shall remain eligible for continuation in Company health, dental and vision benefits, subject to your copayment of premium amounts at the active employee rate through January 31, 2028 and thereafter, if you elect and remain eligible for COBRA continuation coverage, the Company shall pay or reimburse (at its option) the same portion of premiums that it pays for active employees for the same level of Company group health coverage as in effect for you on the Separation Date until the earlier of (i) your eligibility for comparable health insurance from a subsequent employer, or (ii) the end of your eligibility under COBRA for such continuation coverage. You will be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed. You authorize the deduction of the portion for which you are responsible from your Severance Pay. You agree to inform the Company promptly upon your eligibility for comparable group health insurance from a subsequent employer, and you agree to respond promptly to the Company’s COBRA-related inquiries.

•

If (i) the Company enters into an agreement to effect a Change in Control (as defined in your Employment Agreement) during the Executive Chair Period, and (ii) such Change in Control is subsequently consummated, and (iii) your termination without Cause or resignation for Good Reason occurs within three months prior or twelve months following the consummation of such Change in Control, then, subject to your compliance with this Agreement, effective upon any such termination, you shall also receive: (a) the equivalent of six additional months’ of your base salary added to the calculation for Transition Compensation; (b) six additional months of Company continuation of health, dental and vision benefits starting on January 31, 2028; (c) an amount equal to two times your target annual bonus that was in place immediately before this Agreement became effective (i.e., 85% x $750,396.66 x 2 = $1,275,674.32) added to the calculation for Transition Compensation; and (d) the same treatment to your equity as set forth in Section 6(a)(C) of your Employment Agreement.

•

You acknowledge and agree that if you are terminated for Cause or resign without Good Reason prior to the Anticipated Separation Date, you shall forfeit any remaining unpaid portion of the Transition Compensation. For absolute clarity, if the Company terminates your employment without Cause or if you resign for Good Reason (both as defined in the Employment Agreement), in either case during the Transition Period (i.e. prior to January 31, 2028) : (i) you will still remain a Board member through the end of your current term, which expires at the Company’s 2028 Annual Meeting of Stockholders, subject to the rights of the Board and the Company’s stockholders under the Company’s Certificate of Incorporation and bylaws; and (ii) during your Board service, you shall continue to vest in the equity grants you currently hold and will have the same rights as other Board members concerning the treatment of your equity upon a Change in Control (as defined in your Employment Agreement).

4. Release of Claims

In consideration for, among other terms, your eligibility for the compensation described in this Agreement, for which you acknowledge you would otherwise not be eligible, you, on behalf of yourself and your heirs, administrators, representatives, successors and assigns (together with you, the “Releasors”), voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former employees, officers, directors, shareholders, interest holders, managers, members, partners, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you or any other Releasor have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law;

•	under the Age Discrimination in Employment Act;

•	under any other federal or state statute;

•	under MGL c. 151B;

•

for wages, bonuses, incentive compensation, commissions, stock, stock options, expenses, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise, in each case to the fullest extent permitted by applicable law; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement, your rights to defense and indemnification, your rights to vested retirement/pension/deferred compensation benefits, your rights under your equity agreements and the governing equity plan, and your rights as a shareholder.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

5. Nondisparagement.

Subject to the Protected Activities section below, you agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents, and the Company agrees that its Board members will not make any disparaging statements concerning you. These nondisparagement obligations shall not in any way affect your / any Board members’ obligation to testify truthfully in any legal proceeding or otherwise have candid internal discussions concerning performance, governance and Company matters.

6. Ongoing Obligations

Notwithstanding anything to the contrary set forth in the Ongoing Obligations, you hereby agree that your post-employment noncompetition obligations to the Company, and your other obligations to the Company, under the Employment Agreement nevertheless are in full effect and are fully enforceable, regardless of the circumstances of your termination; and are incorporated herein as if newly entered-into. You agree that your eligibility for compensation under this Agreement constitutes mutually agreed upon, fair and reasonable consideration for each of the Ongoing Obligations that is independent from your employment with the Company. You agree that you had the opportunity to review the Ongoing Obligations and this Agreement with the legal counsel of your choosing. You agree that you would not be eligible for consideration under this Agreement absent your agreement to this Section.

7. Other Obligations

To the extent you have not assigned any developments or intellectual property rights to the Company that are related to the Company’s business activities or were made using the Company’s time, equipment or resources, you hereby assign such developments and intellectual property rights to the Company, to the fullest extent permitted by law. You agree to promptly return all Company property to the Company; not to disclose or use any Company confidential information at any time; not to represent yourself as currently employed or engaged by the Company after the Separation Date; subject to the “Protected Activities” Section below, to cooperate with the Company in any future dispute or intellectual property matter; and to notify future employers of your Ongoing Obligations.

8. Resignations from Other Positions; Transition of Information and Access

If you are terminated or resign, for any reason, prior to the expiration of your current board term, you agree you shall (i) resign from any officer or other positions you occupy at the Company, or any of its affiliates, effective as of the Separation Date or as of such earlier date as the Company requires; (ii) agree to execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate such resignations; and (iii) take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate.

9. Protected Activities

Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the Securities and Exchange Commission (the “SEC”) or any other Government Agency.

10. Defend Trade Secrets Act Notice.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11. Ongoing Obligations; Restrictive Covenants.

You acknowledge and agree that the Ongoing Obligations set forth in the Employment Agreement, including without limitation your confidentiality, assignment of inventions, noncompetition, nonsolicitation obligations shall remain in full force and effect throughout the Transition Period. Notwithstanding anything to the contrary in the Employment Agreement, the twelve (12) month post-employment restricted periods applicable to your noncompetition and nonsolicitation covenants shall not commence until the Separation Date, and shall run for a period of twelve (12) months following the Separation Date. For the avoidance of doubt, your continued employment during the Transition Period shall not be deemed to trigger the commencement of any post-employment restricted period under the Employment Agreement.

12. Other Provisions

(a) Termination and Return of Payments; Certain Remedies. If an arbitrator determines that you materially breached any of your obligations under this Agreement, including without limitation your Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach (including without limitation injunctive relief), the Company shall have the right to terminate and/or enforce the return of its payments to you or for your benefit under this Agreement. The termination and/or return of such payments in the event of your breach will not affect your continuing obligations under this Agreement or your release of claims under this Agreement. Without limiting the Company’s remedies hereunder, if you or the Company prevail in any action to enforce this Agreement or in any other action between you and the Company, then the prevailing party shall be liable to the other party for reasonable attorneys’ fees and costs incurred in connection with such action.

(b) Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

(c) Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d) Arbitration of Disputes. Except as otherwise expressly provided in the Ongoing Obligations and the Equity Documents, you and the Company hereby agree that Section 9 (Arbitration of Disputes) of the Employment Agreement shall be incorporated into this Agreement concerning any disputes hereunder and shall remain in full force and effect.

(e) Entire Agreement. This Agreement, the Equity Documents if applicable, and the Ongoing Obligations and other provisions of the Employment Agreement specifically referenced herein (which are incorporated herein by reference) constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company.

(f) Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends.

(g) Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

(h) Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

(i) Section 280G. Section 6(d) of the Employment Agreement shall remain in full force and effect.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

The Company

By:	/s/ John Henneman	January 7, 2026
	John Henneman	Date
Director

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Cheryl Blanchard	January 7, 2026
Cheryl Blanchard	Date

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

(THIS SHOULD NOT BE SIGNED AT THE SAME TIME THE TRANSITION AGREEMENT IS SIGNED. IT SHOULD BE SIGNED INSTEAD WITHIN THE 7 DAYS FOLLOWING THE SEPARATION DATE)

I, hereby acknowledge and certify that I entered into the Transitional Services and Separation Agreement with the Company to which this Agreement is attached. Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive the severance benefits described in the Agreement. For this Certificate to become effective and for me to receive such severance benefits, I must sign this Certificate after the Separation Date but no later than seven days after the Separation Date. I will not sign this Certificate before the Separation Date. Subject to the foregoing, the date I sign this Certificate is the “Certificate Effective Date.” I further agree as follows:

1.	A copy of this Certificate was attached as an Exhibit to the Agreement.

2.

In consideration of the benefits described in the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement.

4.

I also represent that I have not been subject to any retaliation or any other form of adverse action by the released parties for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. I agree that I have been paid all unpaid wages and other compensation owed to me of the Separation Date. I also agree that and that none of my rights have been violated under any statute, common law or Company policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.

5.	I agree that this Certificate is part of the Agreement.

Accepted and Agreed:

Cheryl Blanchard	Date